EXHIBIT 10.7

CONFIDENTIAL

[LETTERHEAD OF BIOLASE]

–Distribution Agreement–

This agreement is entered into this 1st day of June, 2002, by and between Biolase Technology, Inc., located at 981 Calle Amanecer, San Clemente, CA 92673, (hereinafter referred to as “Biolase”), and IBC GmbH, Industrie Beratung und Communication Rotwandweg 5a — 82024—Taufkirchen—Germany (hereinafter referred to as “IBC”.)

Recitals,

Whereas Biolase has developed certain dental lasers, as defined in “Products” herein, and wishes to sell these dental lasers in Germany, and

Whereas IBC, an independent distributor, sales and marketing company, wishes to sell and market (hereafter defined “Products”) in Germany,

Whereas IBC is owned and managed by Mr. Joachim Koop, Pinzenauerstrasse—Munich, Germany (hereinafter referred to as “Koop”),

Whereas Biolase Europe GmbH (hereinafter referred to as “Biolase Europe”), Floss, Germany, is a fully owned subsidiary to Biolase who shall perform certain roles from time to time as determined by Biolase, and

Now therefore, in consideration of the foregoing recitals, the parties herein both agree on the mutual covenants as set forth hereinafter.

Definitions,

“Product(s)” shall mean the Waterlase laser (hereinafter referred to as “Waterlase”); the LaserSmile or Twilite Diode laser (hereinafter referred to as “Twilite/LaserSmile”); spare parts, accessories, consumables tools, manuals and related components.

“Market(s)” shall mean the dental practitioner end-users and clinicians in the respective geographic Territory.

Covenants,

1.	Term—the term of this agreement shall be for twenty-four (24) months from the earlier of the date of execution noted herein or from June 1, 2002 through May 31, 2004.

2.	Territory—the specific geographic territory for IBC will be Germany. Any sales outside the Territory must be preapproved in writing by Biolase.

3.
Waterlase Quotas—IBC, for the term of the agreement, will have a minimum quota as shown in Exhibit B. There will be a Pro-rata quarterly quota performance review. IBC will exercise the best efforts to successfully market the Waterlase unit and exceed its minimum quota.

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4.
Twilite/LaserSmile Quotas—IBC, for the term of the agreement, will have a minimum quota as shown in Exhibit B. There will be a Pro-rata quarterly quota performance review. IBC will exercise the best efforts to successfully market the Twilite/LaserSmile unit and exceed its minimum quota.

5.
Performance—Biolase has established IBC’s annual sales quota comprised of both Waterlase and Twilite/LaserSmile units. Biolase will monitor IBC’s quarterly sales performance to quota within the territory. If IBC is in compliance with the terms and conditions of the agreement and if quota achievement is 80% or greater, Biolase will continue to grant exclusive sales rights of the “Product(s)” to IBC. If IBC is not in compliance with the terms and conditions of the agreement and is not performing to a minimum of 80% of quota achievement for the Waterlase and Twilite/LaserSmile and fails to rectify such non-compliance within 60 days of notice from Biolase then Biolase reserves the right to change the terms of this agreement, including the right to sell through other channels in the Territory or terminating the agreement entirely. If IBC is not in compliance with the terms and conditions of this agreement, then Biolase has no liability or obligation to IBC, except as specifically specified in this Agreement.

6.	Pricing—IBC must maintain a minimum stock of consumables to serve its customers in the market. Please see attachment, Exhibit A.

7.
Payment—IBC agrees to pay Cash in Advance “CIA”, or pre-payment in full by wire transfer or an irrevocable thirty (30) day Letter of Credit “LC” drawn on a bank acceptable to Biolase, prior to shipment of “Product(s)”, Ex-Works-Floss, Germany or San Clemente, USA. Biolase has secured interest until paid in full. It is agreed that if “Product (s)” is not paid in full within 30 days, Biolase reserves the right to take back the “Product(s)” without any protest or objections or refund from IBC. A need for service is not a cause for default or late in payment. Any exceptions to the CIA requirement must be pre-approved by Biolase in writing prior to shipment of “Product (s)”.

8.
Biolase Direct Customer Invoicing—In the event IBC is unable to, or does not comply with the terms of this Distribution Agreement, or if IBC agrees for whatever other reason, Biolase may enter into a direct contract for sale with the end customer in the Territory specified by the Agreement. In the event of a direct contract for sale, Biolase and IBC agree that IBC will record the order on a Biolase order form to be supplied by Biolase. Such order form may feature the IBC name/logo but will specify that the seller is Biolase. IBC will qualify the prospective customer with Biolase designated sales representative before Product(s) are shipped.

9.
Biolase may, at it’s discretion, have Biolase Europe ship, install and obtain customer acceptance of the “Product(s)”, and have Biolase Europe provide the customer a Biolase invoice specifying payment to be made to Biolase. Biolase may have Biolase Europe act as collection agent for Biolase. Upon receipt of customer payment, Biolase will make payment to IBC in the amount of the difference between the net sales price received and the amounts specified in Exhibit A. This amount will be modified in a subsequent addendum, effective July 1, 2002 to deduct an amount for installation, shipping and other costs as well as any other modifications Biolase and IBC may agree upon under the terms and conditions of this Agreement.

The full sales price, including any deposits or interim payments, is to be remitted by the customer directly to Biolase in accordance with the payment instructions on the Biolase invoice before product is shipped. IBC agrees that in the event the customer makes remittance to IBC or Koop, IBC or Koop will immediately notify Biolase of such receipt, remit the full gross sales price to Biolase without offsets, deductions or adjustments for any reason, will not contest that the funds are those of Biolase and that if such remittance is not made within 5 days of the initial receipt by IBC or Koop, IBC and Koop agree that Biolase may (i) exercise all remedies provided by law, including the right of offset, to recover such funds or (ii) hold Koop personally liable on first demand to fully remit such funds immediately to Biolase

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(Sections 765, 773 German Civil Code—Selbstschuldnerische Bürgschaft auf erstes Anfordern unter Verzicht auf die Einrede der Vorausklage).

10.
Purchase Orders—IBC shall issue written Purchase Orders to Biolase. IBC acknowledges herewith that any Purchase Order issued to Biolase is subject to the Standard Terms and Conditions of Sale of Biolase in the form attached to this Agreement.

11.
Marketing Plan—IBC will submit an annual marketing plan to Biolase updated quarterly. The marketing plan will be comprehensive and will include, but not be limited to, the following: retail pricing, description of distribution channels, required sales training and frequency of training, sales cycle analysis, planned promotions and monthly clinical training course schedule, convention attendance schedule, “guru” development, detail of press releases, and personnel at universities and teaching institutions working in conjunction with IBC to develop the “Market(s)”.

12.
Training—IBC acknowledges that its attendance at Biolase sponsored product training is a required condition of IBC’s sales of the “Product(s)”. IBC is responsible to provide clinical training to the customers in the Territory.

13.
Marketing support materials—Biolase shall furnish IBC with available artwork and digital images on CD-ROM of the “Product(s)” to assist IBC’s its marketing activities. IBC will be responsible for translating user manual and promotional literature into the German language for their “Market(s)”.

14.
Trademark and Patent Indemnity—IBC acknowledges that Biolase has spent a great deal of time and money developing its “Product(s)”. IBC further acknowledges that Biolase is the sole owner of the technology used in its “Product(s)”, the designs, logos and certain indicia and trademarks. IBC agrees that it will conduct its affairs in a manner that protects Biolase and Biolase’s “Product(s)”. IBC further acknowledges that Biolase owns numerous patents and trade secrets related to its “Product(s)”. IBC agrees that it will not directly or indirectly engage in any activity to exploit or commercialize the technology covered by the patents on the “Product(s)” or trade secrets, except as specifically permitted in this agreement. IBC, its principles and/or related companies will not directly or indirectly commercialize or aid the development of other technology products which compete against Biolase “Product(s)”, during this agreement or for a period of one (1) year after the termination of this agreement. IBC hereby acknowledges that all the regulations and trade names used to market the Biolase “Product(s)” belong to Biolase, including but not limited to Biolase, Waterlase, Twilite, Lasersmile, Millennium®, HydroKinetic® laser, Hydrolaser. IBC hereby assigns such exclusive rights to Biolase.

15.
Inventory Status Reports—during the term of this agreement, IBC agrees to provide Biolase a monthly report of its inventory of Biolase “Product(s)”, and an updated list of installation sites of Biolase “Product(s)”. This report shall be in writing and addressed to Biolase Technology, Inc. ATTN: International Sales Division, 981 Calle Amanecer, San Clemente, California – 92673, USA.

16.
Term and Termination—The term of this agreement is two (2) years, starting from the date of its first execution by signature of the duly authorized representatives of Biolase and IBC, as hereinafter set forth. In the event IBC is not in compliance with the terms and conditions of this agreement and fails to rectify such non-compliance within 60 days of notice from Biolase, then Biolase has the right to end exclusivity, otherwise modify or terminate IBC’s distribution rights. In such event of termination, then Biolase has no further financial obligation to IBC, except unpaid commissions on non-returnable, paid in full sales, net of any amounts owed to or damages to Biolase.

17.
Limited Warranty—Biolase shall provide a limited warranty on its Waterlase effective fourteen (14) months from the date of shipment from Biolase’s plant and a two (2)-year pro-rated warranty on the MVP delivery system. The limited warranty on LaserSmile/Twilite laser is fourteen (14) months from

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date of shipment, and ninety (90) days on the diode laser delivery system. This limited warranty shall cover parts and workmanship only, and Biolase, at its option, may elect to repair or replace covered parts and related components of its “Product(s)” at its sole discretion. All “Product(s)” needing repair shall be reported to Biolase Europe within forty-eight (48) hours of IBC becoming aware of any defect in materials or workmanship. IBC will be responsible to provide required labor to effectuate repairs during this limited warranty period. Biolase’s sole liability under this limited warranty shall be limited to the cost of the defective “Product(s)”. Such cost cannot exceed the actual net amount paid to Biolase. Biolase will not bear the cost of any incidental, consequential or other damages or costs in connection with this limited warranty. All other warranties, express or implied (including all implied warranties of merchantability or fitness for a particular purpose), are hereby disclaimed. Biolase or Biolase Europe are not liable for any warranty, IBC grants to end customer in excess of the forgoing limited warranty.

Note; The Parties intend to enter an agreement whereby Biolase Europe will provide certain technical and other support.

18.	Governance-Venue—this agreement shall be deemed to have been executed in and governed by the laws of the State of California, USA.

Acknowledged and Agreed the 13th of June, 2002

For, BIOLASE TECHNOLOGY, INC:

By:	/s/ JEFFREY W. JONES	Title:	President and CEO

For, IBC INDUSTRIE-BERATUNGS & COMMUNICATIONS GmbH:

By:	/s/ JOACHIM KOOP	Title:	President

Mr. JOACHIM KOOP:
/s/ JOACHIM KOOP
Exhibit A (Pricing)
Exhibit B (Quotas)

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EXHIBIT A:

Pricing—for the “Product(s)” is as follows:

Waterlase	$***** US DOLLARS
Twilite/Lasersmile unit	$***** US DOLLARS
Lasersmile handpiece	$***** US DOLLARS

Pricing does not include any additional technical service, marketing or other services.

Prices quoted are EX-WORKS. San Clemente, CA. Shipping, tariffs and other costs of export/import will be the responsibility of IBC.

Biolase and IBC agree that pricing of products may change based on general company (Biolase) wide changes.

A CO-OP marketing program equivalent to $***** credit per laser will be available to IBC. It will be granted based on quotas being satisfactorily met. Biolase will require a detailed marketing and advertising plan that clearly demonstrates through concrete examples how IBC is using the marketing credit to promote Biolase’s products in Germany.

*
In accordance with Rule 24b-2 under the Securities and Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXHIBIT B:

QUOTAS Waterlase:
Period June to June
2002/2003:	***** units
2003/2004:	***** units

QUOTAS Twilite/Lasersmile
Period June to June
2002/2003:	***** units
2003/2004:	***** units

*
In accordance with Rule 24b-2 under the Securities and Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.